Exhibit 99

FOR IMMEDIATE RELEASE DATE: JANUARY 26, 2005	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS HIGHER OPERATING RESULTS
FOR THE SECOND QUARTER AND FIRST HALF ENDED DECEMBER 31, 2004,
INCREASES CASH DIVIDEND RATE, AND DECLARES HIGHER QUARTERLY CASH DIVIDEND

Cincinnati, January 26, 2005 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the second quarter and first half ended December 31, 2004.

Financial Highlights
(In thousands, except per share data; unaudited)

	Three Months Ended December 31			Six Months Ended December 31
	2004	2003	% Change	2004	2003	% Change
Net Sales	$74,299	$64,116	15.9%	$142,634	$123,215	15.8%
Operating Income	$7,679	$6,399	20.0%	$13,004	$10,603	22.6%
Net Income	$4,792	$4,006	19.6%	$8,108	$6,607	22.7%
Earnings Per Share (diluted)	$0.24	$0.20	20.0%	$0.41	$0.33	24.2%

	12/31/04	6/30/04
Working Capital	$69,727	$64,724
Total Assets	$175,390	$174,732
Shareholders' Equity	$134,317	$128,863

Second Quarter 2005 Results

        Net sales in the second quarter of fiscal 2005 were $74.3 million, a 16% increase from last year’s second quarter net sales of $64.1 million. Fiscal 2005 second quarter net income of $4.8 million ($0.24 per share) increased 20% from the $4.0 million ($0.20 per share) reported last year. Lighting Segment net sales increased 13% to $46.9 million, and Graphics Segment net sales increased 22% to $27.4 million. Net sales to the petroleum / convenience store market, the Company’s major market, represented 31% and 33% of total net sales in the second quarter of fiscal years 2005 and 2004, respectively. Earnings per share represent diluted earnings per share.

First Half 2005 Results

        Net sales in the first half of fiscal 2005 were $142.6 million, a 16% increase from last year’s first half net sales of $123.2 million. Fiscal 2005 first half net income of $8.1 million ($0.41 per share) increased 23% from the $6.6 million ($0.33 per share) reported last year. Lighting Segment net sales increased 18% to $91.7 million, and Graphics Segment net sales increased 12% to $50.9 million. Net sales to the petroleum/convenience store market, the Company’s major market, represented 27% and 31% of total net sales in the first half of fiscal years 2005 and 2004, respectively.

LSI Industries Inc. Second Quarter Results
January 26, 2005

Regular Cash Dividend Rate Increased

        The Board of Directors approved an increase in the regular quarterly cash dividend rate to $0.10 per share effective with the dividend for the second quarter of fiscal 2005. The new annual indicated dividend rate of $0.40 per share represents a 39% increase over the fiscal 2004 annual rate of $0.288 per share. The Company has increased its regular cash dividend rate twelve times since it established a regular cash dividend in fiscal year 1989. This most recent increase is in recognition of the Company’s strong cash flow and management’s confidence in higher operating results in fiscal 2005.

Balance Sheet

        The balance sheet at December 31, 2004 included current assets of $99.4 million, current liabilities of $29.7 million and working capital of $69.7 million. The current ratio was a strong 3.35 to 1.0. Long-term debt obligations of $10.0 million compared to shareholders’ equity of $134.3 million. The Company has borrowing capacity as of December 31, 2004 of $40.0 million under its $50 million commercial bank facility. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth.

Company Comments

        Bob Ready, President and Chief Executive Officer, stated, “Based on our solid increases in sales and earnings for the second quarter and first half, as well as our confident outlook for the second half, we moved to increase our annual cash dividend from the current rate of $0.288 to $0.40 per share. This nearly 40% increase is consistent with our cash dividend policy which calls for the annual indicated dividend rate to be set between 40% and 60% of the expected net income for the current fiscal year. The financial community’s earnings estimate for fiscal 2005 is $0.66 per share and we are comfortable with this figure based on year-to-date actual results and our outlook for the balance of the year.

        Mr. Ready continued, “Since establishing a regular cash dividend in 1989, we have increased the indicated annual rate 12 times. We believe the concept of total return which includes both cash dividends and stock price appreciation is the appropriate measure for investors, but only if the sound financial condition of the Company is not compromised. In this regard, LSI Industries has the necessary strong balance sheet and cash flow to support dividend increases and still fund the growth of the business consistent with maintaining a conservative capital structure.”

        Scott Ready, President of LSI Lighting Solutions Plus, said, “During the most recent quarter we continued the roll out of a major lighting upgrade program in our Petroleum market utilizing our new Encore™ product line. Installations connected with this program will take place through the current quarter. This project also involves various graphics elements and demonstrates our ‘one-stop’ advantage to customers. We also released to the petroleum market an improved Encore™ product which provides further cost savings and installation efficiencies. Most important, we have been successful in obtaining price increases in all markets to offset the recent price increases in raw materials. These price increases were enacted during the latter part of the second quarter and will begin impacting the current quarter. We continue to streamline our internal operations with the addition of new efficient manufacturing equipment and an enhanced customer service program. Our Commercial Industrial market agents are progressing with additional product training, and are working toward established sales goals and incentives as part of our performance oriented program. In addition, several new product releases are scheduled for the current quarter to support this market. Although still not profitable, our Lightron facility continues to make progress in reducing costs and improving manufacturing efficiencies, and has recently increased product selling prices.”

LSI Industries Inc. Second Quarter Results
January 26, 2005

        David McCauley, President of LSI Graphic Solutions Plus, commented, “Business was very strong during the second quarter with higher margins resulting from a high level of coordination among our five business units. We continue to develop new customers, particularly in the retail area which is being aided by mergers and acquisitions and many new consumer product offerings. We are one of the few suppliers capable of handling large national roll-out programs on a timely and efficient basis. Given the strength our business is experiencing, we are already in the early planning stages of increasing our production capacity. Our broad line of product offerings includes menu board systems, interior and exterior graphics, decorative fixturing, and new technologies with our introduction of narrowcasting active displays. Our interior and exterior graphics capabilities fit well with LSI’s lighting products. We expect continued strong growth and will be increasing our marketing and advertising budgets to continue our growth.”

        Bob Ready also said, “Our ‘one-stop’ capabilities based on our core strategy of ‘Lighting + Graphics + Technology = Complete Image Solutions’ continues to leverage our position with customers and is working well in the marketplace. Through our LSI Lighting Solutions Plus and LSI Graphics Solutions Plus units, we continue to promote and strengthen the “LSI” brand. We offer customers fully integrated lighting, graphics, and technology products and services from design concept through engineering, manufacturing, installation, and continuing support. Beginning with our conference call scheduled for 3:00 p.m. EST on January 26, Scott Ready, our President of LSI Lighting Solutions Plus, and David McCauley, the President of LSI Graphics Solutions Plus will present information on their unit’s activities during the most recent quarter as well as an outlook. Of course, I will provide comments on the overall direction of the Company and Ron Stowell will present an operating overview and various financial metrics. Henceforth, our quarterly conference calls will be in the listen only mode. We cordially invite all shareholders and interested parties to attend our next conference call by dialing 1-800-369-0944. Our future quarterly press releases will also include comments from Scott and Dave regarding developments in lighting and graphics.”

Cash Dividend Policy

        The Company’s cash dividend policy is that the indicated annual dividend rate will be set between 40% and 60% of the expected net income for the current fiscal year. Consideration will also be given by the Board to special year-end cash or stock dividends. The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

Cash Dividend Action

        The Board of Directors declared a regular cash dividend of $0.10 per share, payable February 15, 2005 to shareholders of record as of February 8, 2005. This quarterly dividend currently represents an indicated annual rate of $0.40 per share.

Acquisitions

        Carefully selected acquisitions have long been an important part of LSI’s strategic growth plans. We continue to seek out, screen and evaluate potential acquisitions that could add to our lighting or graphics product lines or enhance our position in selected markets. Although no definitive discussions or negotiations are presently underway, the Company’s balance sheet and cash flow provide the financial platform for growth through acquisitions.

LSI Industries Inc. Second Quarter Results
January 26, 2005

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “should” and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.

About the Company

        LSI Industries is an integrated design, manufacturing and technology company supplying its own high quality lighting fixtures, graphics elements and narrowcast digital messaging for both exterior and interior applications. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of graphic products (including illuminated and non-illuminated menu board systems), design support, engineering and project management for custom programs for today’s retail environment. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,700 people in sixteen facilities located in Ohio, California, Georgia, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI INDUSTRIES INC.

Condensed Income Statements
(in thousands, except per
share data; unaudited)

	Three Months Ended December 31		Six Months Ended December 31
	2004	2003	2004	2003
Net sales	$74,299	$64,116	$142,634	$123,215
Cost of products sold	54,293	45,885	104,823	89,761

Gross profit	20,006	18,231	37,811	33,454

Selling and administrative expenses	12,327	11,832	24,621	22,851
Goodwill Impairment	--	--	186	--

Operating income	7,679	6,399	13,004	10,603

Interest expense, net	72	43	134	118

Income before income taxes	7,607	6,356	12,870	10,485

Income tax expense	2,815	2,350	4,762	3,878

Net income	$4,792	$4,006	$8,108	$6,607

Earnings per common share

Basic	$0.24	$0.20	$0.41	$0.34

Diluted	$0.24	$0.20	$0.41	$0.33

Weighted average common shares outstanding

Basic	19,774	19,704	19,766	19,701

Diluted	20,047	20,033	20,016	20,002

Condensed Balance Sheets
(in thousands, unaudited)

	December 31, 2004	June 30, 2004
Current Assets	$99,394	$97,123
Property, Plant and Equipment, net	52,987	54,152
Other Assets	23,009	23,457

	$175,390	$174,732

Current Liabilities	$29,667	$32,399
Other Long-Term Liabilities	11,406	13,470
Shareholders' Equity	134,317	128,863

	$175,390	$174,732